EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form No. S-8 (Nos. 333-106542, 333-89942, 333-72796, 333-64667 and 333-29945) of ESS Technology, Inc., of our report dated March 16, 2007 related to the consolidated financial statements financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in ESS Technology’s Annual Report on Form 10-K for the year ended December 31, 2006.
/S/PricewaterhouseCoopers LLP
San Jose, California
March 16, 2007